Exhibit 10.8

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT, entered into as of the 24th day of July 2001, by and between Rural Cellular Corporation (“RCC” or “Company”) and David Del Zoppo (the “Employee”).

WHEREAS, the Company and the Employee have heretofore entered into a Change in Control Agreement dated as of January 1, 2001 (the “Agreement”), which Agreement is now in full force and effect; and

WHEREAS, the Agreement provides certain protections for the Employee in the event of a change in control of the Company; and

WHEREAS, the Company’s Board of Directors has determined it is appropriate, and in the best interests of the Company and its shareholders, to improve the protections provided to the Employee in the event of a change in control, and to thereby reinforce and encourage his continued attention and dedication to his assigned duties despite distractions arising from the possibility of a change in control;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Employee agree as follows:

1.                                       Section 3 of the Agreement is hereby amended in its entirety to read as follows:

3.             Benefits.

(a)           If the Employee satisfies the requirements set forth in Section 2, the Employee shall be paid an amount equal to the sum of:

(i)            100% of the Employee’s annual base salary at the highest rate in effect during the period beginning 12 months prior to the occurrence of the Change in Control and ending on the date of the Employee’s termination of employment; plus

(ii)           100% of the largest bonus and/or incentive payment (excluding “pay to stay” or similar bonuses) that was payable to the Employee for any fiscal year of the Company that ended during the period beginning 12 months prior to the occurrence of the Change in Control and ending on the date of the Employee’s termination of employment.

(b)         In the event that payment is required to be made to the Employee under this Section 3, in addition to the payments set forth in Section 3(a), and for a period of six months following the date of Employee’s termination of employment:.

(i)            the Employee shall be entitled to continue to participate in the Company’s disability plan on the same basis as the Employee participated immediately prior to Employee’s termination of employment (or shall receive equivalent benefits);

(ii)           the Company shall reimburse the Employee for that portion of the Employee’s premium cost for continued coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) that exceeds the premiums that were payable by the Employee for coverage under such plans prior to his termination of employment;

(iii)            the Company shall reimburse the Employee for that portion of the Employee’s premium cost for continued coverage under the Company’s group life insurance plan pursuant to Minn. Stat. §61A.092 that exceeds the premiums that were payable by the Employee for coverage under such plan prior to his termination of employment; and

(iv)          the Company shall make additional payments to the Employee in amounts equal to the tax liabilities (including federal, state and local taxes and any interest and penalties with respect thereto) incurred by the Employee with respect to the payments described in (ii) and (iii) above, plus additional amounts sufficient to permit the Employee to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liabilities incurred by the Employee with respect to the payments described in (ii) and (iii).

In the event that Employee obtains substantially equivalent coverage or benefits from another source, the Company’s obligation under this Section 3(b) shall terminate.

2.             Except to the extent specifically amended by this Amendment, the Agreement shall continue in full force and effect.

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ATTEST		RURAL CELLULAR CORPORATION

By	/s/ Ann K. Newhall	By	/s/ Richard P. Ekstrand
	Secretary		Richard P. Ekstrand
President and Chief Executive Officer

WITNESS

	/s/ Nancy A. Gilbertson		/s/ David J. Del Zoppo
Employee